Exhibit 99.1

Pulmonx Announces CFO Transition and Record Preliminary Third Quarter 2023 Revenue

•	Derrick Sung steps down from his position as Chief Financial Officer to pursue another opportunity; John McKune appointed Interim Chief Financial Officer

•	Preliminary, unaudited third quarter 2023 revenue expected to be approximately $17.6 million

•	Management to host conference call on October 30, 2023 to discuss third quarter 2023 financial results

Redwood City, CA – October 10, 2023 – Pulmonx Corporation (Nasdaq: LUNG) (“Pulmonx” or the “Company”), a global leader in minimally invasive treatments for lung disease, today announced that Derrick Sung has stepped down from his position as Chief Financial Officer to pursue another opportunity. Effective immediately, John McKune, Vice President, Corporate Controller, has been appointed Interim Chief Financial Officer. Dr. Sung, whose resignation is not due to any disagreement with the Company on any matter, including related to the Company’s operations, policies, practices, financial reporting, or controls, will remain an employee of the Company through October 31, 2023, to facilitate a smooth transition, and the Company has initiated a search for a permanent Chief Financial Officer. The Company also announced preliminary revenue for the third quarter 2023.

“On behalf of our entire team, I would like to thank Derrick for his numerous contributions to Pulmonx. He has been instrumental in the successful execution of several financial and strategic initiatives, including our initial public offering in 2020. We wish him the best of luck in his next endeavor,” said Glen French, President and Chief Executive Officer. “Separately, we are very pleased with our record third quarter revenue as we continue to benefit from the focused commercial strategy that we implemented last year. I look forward to providing additional details on our performance in the coming weeks.”

“It has been a privilege to work with the Pulmonx team as we moved tirelessly to improve the condition of thousands of patients worldwide,” said Dr. Sung. “I have great confidence in the finance team and in the long-term outlook for Pulmonx.”

Mr. McKune joined Pulmonx in August 2020 as Vice President, Corporate Controller and will continue these responsibilities in addition to serving as Interim Chief Financial Officer. Mr. McKune joined Pulmonx from Accuray Incorporated, where he also served as Vice President, Corporate Controller. Prior to Accuray, Mr. McKune held various finance, accounting, and controller roles at several healthcare companies, including Carbylan Therapeutics and Conceptus, Inc., following several years at PricewaterhouseCoopers. Mr. McKune holds a B.S. in accounting from Bringham Young University and has been a California-licensed certified public accountant since 2005.

Preliminary, Unaudited Third Quarter 2023 Revenue

Total worldwide revenue for the third quarter of 2023 is anticipated to be approximately $17.6 million, representing growth of approximately 30% over the same quarter last year.

The preliminary, unaudited revenue results described in this press release are estimates only and are subject to revision until the Company reports its full financial results for the quarter ended September 30, 2023.

Webcast and Conference Call Details

Pulmonx will host a conference call on October 30, 2023 at 1:30 p.m. PT / 4:30 p.m. ET to discuss its third quarter financial results and full year outlook. A live webcast of the conference call will be available on the Investor Relations section of the Company’s website at https://investors.pulmonx.com/. The webcast will be archived on the website following the completion of the call.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the Company’s current assumptions and expectations of future events and trends, which affect or may affect our strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding the transition of our Chief Financial Officer, our commercial strategy to grow the adoption of our Zephyr Valve treatment and expand our global treatable market, our possible or assumed future results of operations, including long-term outlook, descriptions of our revenues, our financial results, including revenue for the third quarter 2023, commercial momentum, and overall business strategy. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Pulmonx’s public filings with the Securities and Exchange Commission (“SEC”), including the Quarterly Report on Form 10-Q filed with the SEC on August 4, 2023, available at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. All statements other than statements of historical fact are forward-looking statements. Except to the extent required by law, we undertake no obligation to update or review any estimate, projection, or forward-looking statement. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business.

About Pulmonx Corporation

Pulmonx Corporation (Nasdaq: LUNG) is a global leader in minimally invasive treatments for severe lung disease. Pulmonx’s Zephyr® Endobronchial Valve, Chartis® Pulmonary Assessment System and StratX® Lung Analysis Platform are designed to assess and treat patients with severe emphysema/COPD who despite medical management are still profoundly symptomatic. Pulmonx received FDA pre-market approval to commercialize the Zephyr Valve following its designation as a “breakthrough device.” The Zephyr Valve is commercially available in more than 25 countries, with over 100,000 valves used to treat more than 25,000 patients. For more information on the Zephyr Valves and the company, please visit www.Pulmonx.com.

Pulmonx®, Chartis®, StratX®, and Zephyr® are registered trademarks of Pulmonx Corporation.

Investor Contact

Brian Johnston

Gilmartin Group

investors@pulmonx.com